EX-99.1

SHOE CARNIVAL REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2021 FINANCIAL RESULTS

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Fourth quarter net sales grew 23 percent, driven by an increase in store traffic and new customer acquisition.
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Fourth quarter EPS grew 177 percent compared to Q4 2020, and up 500 percent compared to Q4 2019, driven by operating margins more than doubling.
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Full year EPS of $5.42 grew 271 percent compared to the prior record set in fiscal 2019.
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Completed the acquisition of Shoe Station on December 3, 2021. The cash deal added a second growth banner to the retail portfolio.
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Increasing dividend 29 percent and continued to operate with no debt and over $132 million of cash, cash equivalents and investments.
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Expect fiscal year 2022 net sales to increase 4 to 7 percent on top of the 36.2 percent net sales growth achieved during fiscal 2021.

Evansville, Indiana, March 16, 2022 - Shoe Carnival, Inc. (Nasdaq: SCVL), a leading retailer of footwear and accessories for the family, today reported results for the fourth quarter and fiscal year ended January 29, 2022.

(In thousands, except per share data)	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021	Change	January 29, 2022	January 30, 2021	Change
Total net sales	$313,371	$253,897	23.4%	$1,330,394	$976,765	36.2%
Change in net sales compared to prior year	23.4%	5.8%		36.2%	-5.8%
Gross profit	$116,821	$78,152	650 bps	$526,787	$279,982	1093 bps
Selling, general and administrative expenses	88,908	67,587	31.5%	319,133	258,117	23.6%
Reported
Net income	$20,591	$7,443	176.6%	$154,881	$15,991	868.6%
Diluted earnings per share ("EPS")	0.72	0.26	176.9%	5.42	0.56	867.9%
Non-GAAP (excluding acquisition-related charges included in operating income)
Adjusted net income	23,828	7,443	220.1%	158,118	15,991	888.8%
Adjusted diluted EPS	0.83	0.26	219.2%	5.53	0.56	887.5%

“Our outstanding team members delivered double-digit sales growth and triple-digit EPS growth during every quarter of 2021, resulting in the best year in Shoe Carnival’s 43-year history. Fourth quarter momentum was very strong as we closed out the year, with store traffic up 18 percent, net sales up 23 percent, and EPS growth of 177 percent versus the prior year,” said Mark Worden, President and Chief Executive Officer.

“Our strategic investments, and recent acquisition of a second retail banner, have us positioned very well for continued sales growth in 2022, and for rapid store expansion in the years ahead. We now expect to sustain operating income and EPS levels that are more than double the pre-pandemic record levels set in fiscal 2019.”

Fiscal 2022 Earnings Outlook

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Net sales are expected to increase 4 to 7 percent compared to the prior year, on top of the 36.2 percent increase achieved during fiscal 2021.
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Operating income is expected to be in the range of $142 million to $154 million, compared to the pre-pandemic record of $54.2 million in fiscal 2019.
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EPS is expected to be in the range of $3.80 to $4.10, compared to $1.46 in fiscal 2019.
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Return on equity is expected to be between 24 percent and 26 percent for shareholders.
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We aim to add 10 plus stores in fiscal 2022 with accelerated growth to 20 plus additions beginning in fiscal 2023.

Operating Results

Fourth quarter net sales grew 23.4 percent to $313.4 million, setting a new fourth quarter record. Comparable store traffic increased 18 percent, driving comparable store sales growth of 17.7 percent on top of a 6.4 percent increase in fiscal 2020.

Fourth quarter gross profit margin was 37.3 percent in 2021 compared to 30.8 percent in 2020, and includes a $1.1 million one-time Shoe Station acquisition-related charge. Merchandise margin increased 5.1 percentage points, driven by fewer margin-dilutive promotions and higher average selling prices.

As a percentage of net sales, selling, general and administrative expenses ("SG&A") increased 1.8 percentage points to 28.4 percent due to one-time acquisition-related expenses of $3.2 million and increased investment in advertising and store-level wages.

Fourth quarter net income hit a record high at $20.6 million, or $0.72 per diluted share, compared to $7.4 million, or $0.26 per diluted share in the fourth quarter of 2020. Excluding the acquisition-related charges above, adjusted net income and diluted EPS in the fourth quarter of fiscal 2021 were $23.8 million and $0.83, respectively.

Full fiscal year 2021 net sales grew $353.6 million to $1.33 billion, the highest annual net sales in the Company’s history. Comparable store sales increased 35.3 percent in fiscal 2021, rebounding from a comparable store sales decline of 5.3 percent in fiscal 2020 caused by the COVID-19 shutdown in the first quarter of 2020.

Gross profit margin for fiscal 2021 was 39.6 percent compared to 28.7 percent in fiscal 2020. SG&A expenses increased $61.0 million to $319.1 million. As a percentage of net sales, SG&A expenses decreased to 24.0 percent compared to 26.5 percent in fiscal 2020.

Full fiscal year 2021 net income was a record $154.9 million, or $5.42 per diluted share. This compares to $16.0 million, or $0.56 per diluted share, in fiscal 2020 and $42.9 million, or $1.46 per diluted share, in fiscal 2019, which was the previous record. Excluding the acquisition-related charges incurred during the fourth quarter, adjusted net income and diluted EPS in fiscal 2021 were $158.1 million and $5.53, respectively.

Store Growth Update

During fiscal 2021, the Company completed a multi-year store productivity improvement program. The result of this strategic initiative is that all ongoing stores generated positive cash flow during fiscal 2021. The full fleet productivity is strong, generating sales of over $300 per square foot, net cash provided by operating activities of $148 million, and free cash flow of $117 million. As such, the Company has completed the program and expects limited, if any, store closings for the next several years.

Based on customer response to our store modernization program, the Company has accelerated capital investments, and now aims to complete the rollout of the program across the fleet by the end of fiscal 2024. Approximately 20 percent of the store remodels were completed by the end of fiscal 2021, and the Company expects 50 percent of the store remodels to be completed by the end of fiscal 2022.

In December, the Company acquired substantially all of the assets of Shoe Station, Inc., a leading Southeast retailer of footwear and accessories. As of March 16, 2022, the Company has completed back-office integrations approximately nine months ahead of schedule and expects to transition into store growth later in 2022.

The Company’s strategic plan is to accelerate store count expansion during each of the next three years, and aims to add 10 plus new stores during fiscal 2022, over 20 new stores in fiscal 2023, and over 25 new stores annually by fiscal 2024.

Dividend and Share Repurchase Program

The Board of Directors approved a 29 percent increase to the quarterly cash dividend from $0.07 to $0.09 per share. The quarterly cash dividend will be paid on April 18, 2022, to shareholders of record as of the close of business on April 4, 2022. Additionally, the Company has $50 million available in calendar 2022 for future repurchases under its share repurchase program.

Record Date and Date of Annual Shareholder Meeting

The Company announced that April 22, 2022, has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 23, 2022.

Conference Call

Today, at 8:30 a.m. Eastern Time, the Company will host a conference call to discuss the fourth quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Non-GAAP Financial Measures

The non-GAAP adjusted results for the fourth quarter and full year of fiscal 2021 discussed herein exclude immediate purchase accounting impacts associated with the Company’s fiscal fourth quarter acquisition of Shoe Station. These impacts included the non-recurring amortization expense included in cost of sales associated with the fair value adjustment to acquisition-inventory and expenses included in SG&A involving deal formation and legal and accounting advice. These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance, and free cash flow is included to enhance the user's understanding of our liquidity. Specifically, the Company believes the adjusted results and disclosure of free cash flow provide investors with relevant comparisons of the Company’s core operations and liquidity. Unaudited adjusted results and free cash flow are provided in addition to, and not as alternatives for, the Company’s reported results determined in accordance with generally accepted accounting principles. A complete reconciliation of these non-GAAP measures to the Company's GAAP results appears below in the table entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of March 16, 2022, the Company operates 393 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

W. Kerry Jackson

Shoe Carnival Investor Relations

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: the duration and spread of the COVID-19 pandemic, mitigating efforts deployed, including the effects of government stimulus on consumer spending, and the pandemic’s overall impact on our operations, including our stores, supply chain and distribution processes, economic conditions, and financial market volatility; our ability to operate the recently acquired Shoe Station assets, retain Shoe Station employees, and achieve expected operating results and other benefits from the Shoe Station acquisition within expected time frames, or at all; risks that the Shoe Station acquisition may disrupt our current plans and operations or negatively impact our relationship with our vendors and other suppliers; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and emerging direct-to-consumer initiatives; changes in our relationships with other key suppliers; our ability to control costs and meet our labor needs in a rising wage and/or inflationary environment; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales	$313,371	$253,897	$1,330,394	$976,765
Cost of sales (including buying, distribution and occupancy costs)	196,550	175,745	803,607	696,783
Gross profit	116,821	78,152	526,787	279,982
Selling, general and administrative expenses	88,908	67,587	319,133	258,117
Operating income	27,913	10,565	207,654	21,865
Interest income	(10)	(2)	(24)	(97)
Interest expense	120	119	478	412
Income before income taxes	27,803	10,448	207,200	21,550
Income tax expense	7,212	3,005	52,319	5,559
Net income	$20,591	$7,443	$154,881	$15,991
Net income per share:
Basic	$0.73	$0.26	$5.49	$0.57
Diluted	$0.72	$0.26	$5.42	$0.56
Weighted average shares:
Basic	28,160	28,192	28,233	28,133
Diluted	28,552	28,606	28,596	28,496

Cash dividends declared per share	$0.070	$0.045	$0.280	$0.178

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	January 29, 2022	January 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$117,443	$106,532
Marketable securities	14,961	0
Accounts receivable	14,159	7,096
Merchandise inventories	285,205	233,266
Other	10,264	8,411
Total Current Assets	442,032	355,305
Property and equipment – net	88,533	62,325
Operating lease right-of-use assets	220,952	205,639
Intangible assets	32,600	0
Goodwill	11,384	0
Deferred income taxes	2,699	5,635
Other noncurrent assets	14,064	13,843
Total Assets	$812,264	$642,747

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$69,092	$57,717
Accrued and other liabilities	33,053	24,390
Current portion of operating lease liabilities	51,563	48,794
Total Current Liabilities	153,708	130,901
Long-term portion of operating lease liabilities	194,788	182,622
Deferred compensation	10,901	16,008
Other	334	3,040
Total Liabilities	359,731	332,571
Total Shareholders’ Equity	452,533	310,176
Total Liabilities and Shareholders’ Equity	$812,264	$642,747

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended
	January 29, 2022	January 30, 2021
Cash Flows From Operating Activities
Net income	$154,881	$15,991
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,752	16,114
Stock-based compensation	5,531	3,883
Loss on retirement and impairment of assets, net	1,404	2,807
Deferred income taxes	2,936	2,198
Non-cash operating lease expense	43,011	42,008
Other	4,566	2,035
Changes in operating assets and liabilities:
Accounts receivable	(6,196)	(4,372)
Merchandise inventories	(24,281)	26,229
Operating lease liabilities	(46,562)	(38,477)
Accounts payable and accrued liabilities	3,781	2,510
Other	(9,930)	(7,531)
Net cash provided by operating activities	147,893	63,395

Cash Flows From Investing Activities
Purchases of property and equipment	(31,387)	(12,396)
Investments in marketable securities and other	(18,975)	0
Sales of marketable securities and other	1,800	303
Acquisition, net of cash acquired	(70,685)	0
Net cash used in investing activities	(119,247)	(12,093)

Cash Flow From Financing Activities
Borrowings under line of credit	0	24,903
Payments on line of credit	0	(24,903)
Proceeds from issuance of stock	160	195
Dividends paid	(7,998)	(5,128)
Purchase of common stock for treasury	(7,147)	0
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,750)	(1,736)
Net cash used in financing activities	(17,735)	(6,669)
Net increase in cash and cash equivalents	10,911	44,633
Cash and cash equivalents at beginning of year	106,532	61,899
Cash and cash equivalents at end of year	$117,443	$106,532

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)

(Unaudited)

	Thirteen Weeks Ended January 29, 2022	% of Net Sales	Fifty-two Weeks Ended January 29, 2022	% of Net Sales

Reported gross profit	$116,821	37.3%	$526,787	39.6%
Non-recurring amortization expense related to fair value adjustment to acquisition inventory	1,056	0.3%	1,056	0.1%
Adjusted gross profit, pre-tax	$117,877	37.6%	$527,843	39.7%

Reported selling, general and administrative expenses	$88,908	28.4%	$319,133	24.0%
Acquisition-related fees and expenses	(3,221)	-1.1%	(3,221)	-0.3%
Adjusted selling, general and administrative expenses, pre-tax	$85,687	27.3%	$315,912	23.7%

Reported operating income	$27,913	8.9%	$207,654	15.6%
Non-recurring amortization expense related to fair value adjustment to acquisition inventory	1,056	0.3%	1,056	0.1%
Acquisition-related fees and expenses	3,221	1.1%	3,221	0.3%
Adjusted operating income, pre-tax	$32,190	10.3%	$211,931	15.9%

Reported income tax expense	$7,212	2.3%	$52,319	3.9%
Tax effect of amortization of acquisition-related inventory fair value adjustment and acquisition-related fees and expenses	1,040	0.3%	1,040	0.1%
Adjusted income tax expense	$8,252	2.6%	$53,359	4.0%

Reported net income	$20,591	6.6%	$154,881	11.6%
Non-recurring amortization expense related to fair value adjustment to acquisition inventory	1,056	0.3%	1,056	0.1%
Acquisition-related fees and expenses	3,221	1.1%	3,221	0.3%
Tax effect of amortization of acquisition-related inventory fair value adjustment and acquisition-related fees and expenses	(1,040)	-0.3%	(1,040)	-0.1%
Adjusted net income	$23,828	7.6%	$158,118	11.9%

Reported net income per diluted share	$0.72		$5.42
Non-recurring amortization expense related to fair value adjustment to acquisition inventory	0.04		0.04
Acquisition-related fees and expenses	0.11		0.11
Tax effect of amortization of acquisition-related inventory fair value adjustment and acquisition-related fees and expenses	(0.04)		(0.04)
Adjusted diluted net income per share	$0.83		$5.53

Net cash provided by operating activities			$147,893
Purchases of property and equipment			(31,387)
Free cash flow			$116,506